UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2014

Dynacast International Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-179497	90-0728033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14045 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 927-2789

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On March 28, 2014, in accordance with the Amended and Restated Certificate of Incorporation of Dynacast International Inc. (the “Company”) and the Security Holders Agreement dated as of July 19, 2011 by and among the Company and certain of its stockholders, the stockholders of the Company, by written consent pursuant to Section 228 of the Delaware General Corporation Law, approved the adoption of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation to permit the payment by the Company of quarterly, instead of annual, dividends on its Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”) and its Series B Redeemable Preferred Stock (the “Series B Preferred Stock”). Pursuant to the Certificate of Amendment, the holders of Series A Preferred Stock and Series B Preferred Stock are entitled to receive, when, as and if declared by the Company’s Board of Directors, equal quarterly dividends on each share of issued and outstanding Series A Preferred Stock or Series B Preferred Stock, as applicable, at the applicable dividend rate, payable on December 31, March 31, June 30, and September 30 of each year.

Holders of greater than two-thirds of the outstanding shares of the Company’s common stock and all outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock consented to the Certificate of Amendment. The Amendment was filed with the Secretary of the State of Delaware on March 28, 2014. A copy of the Certificate of Amendment is filed as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Dynacast International Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2014

DYNACAST INTERNATIONAL INC.

By:	/s/ Adrian D. Murphy
Name:	Adrian D. Murphy
Title:	Secretary, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Dynacast International Inc.